UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 10, 2013, the Board of Directors of Questcor Pharmaceuticals, Inc. (“Questcor” or the “Company”) unanimously voted to establish two new committees of the Board: a Science Committee and a Strategic Advisory Committee.

The committees were established to provide advice and counsel to the management team in these two key areas and to assist the Board in its ongoing evaluation of various factors that may be contributing to what the Board believes has been a persistent and significant discount in the Company’s valuation relative to its peer companies. The committees will assist management and the Board in its ongoing assessment and development of potential strategies to supplement the Company’s strong sales growth, both organically through internal research and development activities and potentially through external strategic activity. The members of each committee has extensive experience in the areas of each committee’s focus, allowing them to help the management team to accelerate and refine its efforts in these areas.

The formation of the Science Committee and the Strategic Advisory Committee was not in response to any shareholder proposal or other request. In the case of the Science Committee, this action formalizes an informal committee which has been in place for a period of time. Both committees are a continuation of the Company’s focus on shareholder value and good corporate governance.

Science Committee. The Board appointed Scott Whitcup, M.D., and Virgil Thompson to serve on the Science Committee, continuing in their previous informal roles. In light of the significant ongoing expansion of the Company’s research and development efforts, in terms of the number of clinical trials across multiple different diseases and disorders and with respect to Acthar and Synacthen development efforts generally, the Board appointed the Science Committee to support management’s endeavors in this important area for the Company. Dr. Whitcup will serve as Chairman of this committee. The composition of the committee was based on the following qualifications of its members:

•	Dr. Whitcup serves as the Executive Vice President, R&D and Chief Scientific Officer at Allergan, where he directs Allergan’s discovery efforts and the worldwide clinical development programs that include ophthalmology, neurosciences, dermatology, plastic surgery, obesity, and urology. Prior to joining Allergan, Dr. Whitcup was Clinical Director of the National Eye Institute, and also served as head of the Clinical Branch and Director of the uveitis and ocular immunology fellowship program. Dr. Whitcup also served as Chair of the NIH Medical Executive Committee. Dr. Whitcup currently directs Allergan’s discovery efforts and the worldwide clinical development programs that include ophthalmology, neurosciences, dermatology, plastic surgery, obesity, and urology. Dr. Whitcup is an author on over 150 scientific articles, book chapters, and a textbook on ocular inflammatory disease.

•	Virgil Thompson serves as Chief Executive Officer and director of Spinnaker Biosciences, Inc., a private ophthalmic drug delivery company. Mr. Thompson served as the President, Chief Executive Officer and as a director of Angstrom Pharmaceuticals, Inc. from November 2002 until July 2007. From September 2000 until August 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc. From May 1999 until September 2000, Mr. Thompson was President, Chief Operating Officer and a member of the board of directors of Bio-Technology General Corporation, a pharmaceutical company (now Savient Pharmaceuticals, Inc.). Mr. Thompson is also the Chairman of the board of directors of Aradigm Corporation. Mr. Thompson holds a B.S. degree in pharmacy from the University of Kansas and a J.D. degree from The George Washington University Law School.

Strategic Advisory Committee. The Board appointed Angus Russell, Kelly Martin and Don Bailey to serve on the Strategic Advisory Committee. The committee will support management’s and the Board’s investigation and evaluation of potential strategies to utilize the future potential cash flow resultant from the Company’s Acthar business to continue to generate long-term growth and value for all of the Company’s constituencies including shareholders, patients and the healthcare community. Potential strategies could involve continued diversification through acquisitions of pharmaceutical products or companies, and other strategic transactions. Management and the committee may also evaluate potential changes to Questcor’s capital structure. Mr. Martin will serve as Chairman of this committee. The composition of the committee was based on the following qualifications of its members:

•	Angus Russell. During Mr. Russell’s five-year tenure as Chief Executive Officer of Shire plc, Shire introduced several new products, grew revenues over 50%, and increased earnings approximately five-fold to $745 million. Previously, Mr. Russell was Chief Financial Officer at Shire from 1999 to 2008, during which time its revenues grew from less than $220 million to nearly $3 billion and its earnings grew from $20 million to $156 million. Shire’s market capitalization grew from $1.4 billion when Mr. Russell joined the company in 1999 to $17.5 billion when he retired at the end of April 2013.

•	Kelly Martin. During Mr. Martin ten-year tenure as Chief Executive Officer of Elan Corporation, plc, he led a strategic plan to restructure Elan’s business; built a diverse portfolio of scientific, clinical and therapeutic assets; and improved the company’s balance sheet by eliminating $4.5 billion in debt and obligations and strengthening its cash position. Elan’s market capitalization grew from approximately $500 million when Mr. Martin joined the company in February 2003 to over $8.5 billion when Elan announced the proposed sale of the company to Perrigo Inc. in July 2013.

•	Don Bailey. As Chief Executive Officer and as a member of the Board of Directors of Questcor, Mr. Bailey will bring strategic continuity to the Committee as it relates to both the Company’s historic growth and its acquisition of BioVectra and Synacthen. During Mr. Bailey’s tenure as President and Chief Executive Officer, Questcor has served dramatically increasing numbers of patients suffering from difficult-to-treat diseases, including babies suffering from infantile spasms as well as adult populations suffering from other difficult-to-treat diseases. In addition, under Mr. Bailey’s leadership, Questcor has generated strong shareholder returns, with its stock price appreciating by over 10,000% from July 1, 2007 to December 6, 2013. The Company also has returned approximately $440 million to shareholders via share buybacks and dividends during this same period, representing approximately 60% of the Company’s cash flow from operations during this period.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUESTCOR PHARMACEUTICALS, INC.

Date: December 11, 2013	By:	/s/ Michael H. Mulroy
Michael H. Mulroy
Executive Vice President, Chief Financial Officer and General Counsel